AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2004

        REGISTRATION STATEMENT NOS. 333-102173, 333-102173-01, 333-102173-02 AND
                                                                   333-102173-03
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                                 POST-EFFECTIVE
                               AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

          FPL GROUP, INC.                              FLORIDA                       59-2449419
      FPL GROUP CAPITAL INC                            FLORIDA                       59-2576416
    FPL GROUP CAPITAL TRUST I                          DELAWARE                      71-6208698
   FPL GROUP CAPITAL TRUST II                          DELAWARE                      71-6208700
(Exact name of each registrant as          (State or other jurisdiction of        (I.R.S. Employer
    specified in its charter)               incorporation or organization)      Identification No.)

                                ----------------

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
       (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                ----------------

    Dennis P. Coyle, Esq.               Thomas R. McGuigan, P.A.            Robert J. Reger, Jr., Esq.
General Counsel and Secretary           Steel Hector & Davis LLP             Thelen Reid & Priest LLP
       FPL Group, Inc.                200 South Biscayne Boulevard               875 Third Avenue
   700 Universe Boulevard                      Suite 4000                    New York, New York 10022
  Juno Beach, Florida 33408               Miami, Florida 33131                    (212) 603-2000
       (561) 694-4000                        (305) 577-7000

   (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                ----------------

     It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

                             Richard L. Harden, Esq.
                              Hunton & Williams LLP
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 309-1000
                                ----------------

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.      EXHIBITS.

**1(a)     -  Form of Underwriting Agreement for the Offered Securities (other than Preferred Trust Securities and related securities.)

**1(b)     -  Form of Underwriting Agreement with respect to Preferred Trust
              Securities.

**4(a)     -  Restated Articles of Incorporation of FPL Group dated December 31,
              1984, as amended through December 17, 1990 (filed as Exhibit 4(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669).

**4(b)     -  Amendment to FPL Group's Restated Articles of Incorporation dated
              June 27, 1996 (filed as Exhibit 3 to Form 10-Q for the quarter ended June 30, 1996, File No. 1-8841).

**4(c)     -  Bylaws of FPL Group as amended February 12, 2001 (filed as Exhibit
              3(ii)a to Form 10-K for the year ended December 31, 2000, File
              No. 1-8841).

**4(d)     -  Form of Rights Agreement, dated as of July 1, 1996, between FPL
              Group and EquiServe Trust Company, N.A. as successor to Fleet
              National Bank (formerly known as The First National Bank of
              Boston) as Rights Agent (filed as Exhibit 4 to Form 8-K dated June
              17, 1996, File No. 1-8841).

**4(e)     -  Second Amendment to Rights Agreement, dated as of December 26,
              2002, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First
              National Bank of Boston) as the Rights Agent (filed as Exhibit 3 to Form 8-A/A dated January 3, 2003, File No. 1-8841).

**4(f)     -  Articles of Incorporation of FPL Group Capital dated July 31, 1985
              (filed as Exhibit 3.1 to Registration Statement No. 33-6215).

**4(g)     -  Bylaws of FPL Group Capital dated January 4, 1988 (filed as
              Exhibit 4(b) to Registration Statement No. 33-69786).

**4(h)     -  Restated Articles of Incorporation of Florida Power & Light
              Company dated March 23, 1992 (filed as Exhibit 3(i)a to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(i)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated March 23, 1992 (filed as Exhibit 3(i)b to
              Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(j)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated May 11, 1992 (filed as Exhibit 3(i)c to Form
              10-K for the year ended December 31, 1993, File No. 1-3545).

**4(k)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated March 12, 1993 (filed as Exhibit 3(i)d to
              Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(l)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated June 16, 1993 (filed as Exhibit 3(i)e to Form
              10-K for the year ended December 31, 1993, File No. 1-3545).

**4(m)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated August 31, 1993 (filed as Exhibit 3(i)f to
              Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(n)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated November 30, 1993 (filed as Exhibit 3(i)g to
              Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(o)     -  Bylaws of Florida Power & Light Company dated May 11, 1992 (filed as Exhibit 3 to Form 8-K dated May 1, 1992, File No. 1-3545).

**4(p)     -  Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and five Supplements thereto, between Florida Power &
              Light Company and Deutsche Bank Trust Company Americas, Trustee
              (the "Mortgage") (filed as Exhibit B-3, File No. 2-4845; Exhibit
              7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit
              7(a), File No. 2-7990; Exhibit 7(a), File No. 2-9217; Exhibit
              4(a)-5, File No. 2-10093; Exhibit 4(c), File No. 2-11491; Exhibit
              4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255;
              Exhibit 4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File No.
              2-13925; Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File
              No. 2-15677; Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1,
              File No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c),
              File No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c),
              File No. 2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c),
              File No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c),
              File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c),
              File No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c),
              File No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c),
              File No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c),
              File No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c),
              File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No.
              2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No.
              2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No.
              2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No.
              2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit
              4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit
              99(a) to Post-Effective Amendment No. 5 to Form S-8, File No.
              33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form
              S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form
              10-Q for the quarter ended June 30, 1994, File No. 1-3545;
              Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995,
              File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended
              March 31, 1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form
              10-Q for the quarter ended March 31, 1999, File No. 1-3545;
              Exhibit 4(f) to Form 10-K for the year ended December 31, 2000,
              File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended
              December 31, 2000, File No. 1-3545; Exhibit 4(o), File No.
              333-102169; Exhibit 4(k) to Post-Effective Amendment No. 1 to
              Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective
              Amendment No. 2 to Form S-3, File No. 333-102172; and Exhibit
              4(m) to Post-Effective Amendment No. 3 to Form S-3, File No.
              333-102172).

**4(q)     -  Indenture, dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Trustee (filed as Exhibit 4(a) to
              Form 8-K dated July 16, 1999, File No. 1-8841).

**4(r)     -  Guarantee Agreement between FPL Group (as Guarantor) and The
              Bank of New York (as Guarantee Trustee) dated as of June 1, 1999
              (filed as Exhibit 4(b) to Form 8-K dated July 16, 1999, File No.
              1-8841).

**4(s)     -  Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 6 7/8% Debentures, Series due June 1, 2004 (filed as
              Exhibit 4(c) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(t)     -  Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 7 3/8% Debentures, Series due June 1, 2009 (filed as
              Exhibit 4(d) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(u)     -  Officer's Certificate of FPL Group Capital, dated September 7,
              1999, creating the 7 5/8% Debentures, Series due September 15,
              2006 (filed as Exhibit 4 to the Form 10-Q for the quarter ended
              September 30, 1999, File No. 1-8841).

**4(v)     -  Officer's Certificate of FPL Group Capital, dated May 11, 2001, creating the 6 1/8% Debentures, Series due May 15, 2007 (filed as
              Exhibit 4 to the Form 10-Q for the quarter ended June 30, 2001,
              File No. 1-8841).

**4(w)     -  Officer's Certificate of FPL Group Capital, dated February 4,
              2002, creating the Series A Debentures due February 16, 2007
              (filed as Exhibit 4(j) to the Form 10-K for the year ended
              December 31, 2001, File No. 1-8841).

**4(x)     -  Officer's Certificate of FPL Group Capital, dated June 12, 2002, creating the Series B Debentures due February 16, 2008 (filed as
              Exhibit 4(a) to the Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

**4(y)     -  Purchase Contract Agreement, dated as of February 1, 2002, between FPL Group and The Bank of New York, as Purchase Contract
              Agent and Trustee (filed as Exhibit 4(k) to the Form 10-K for the year ended December 31, 2001, File No. 1-8841).

**4(z)     -  Purchase Contract Agreement, dated as of June 1, 2002, between
              FPL Group and The Bank of New York, as Purchase Contract Agent and
              Trustee (filed as Exhibit 4(b) to the Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

**4(aa)    -  Pledge Agreement, dated as of February 1, 2002, by and among FPL
              Group, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York, as Purchase
              Contract Agent (filed as Exhibit 4(l) to the Form 10-K for the year ended December 31, 2001, File No. 1-8841).

**4(ab)    -  Pledge Agreement, dated as of June 1, 2002, by and among FPL
              Group, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York, as Purchase
              Contract Agent (filed as Exhibit 4(c) to the Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

**4(ac)    -  Form of Officer's Certificate relating to the Offered Debt
              Securities, including form of Offered Debt Securities.

**4(ad)    -  Form of Purchase Contract Agreement.

**4(ae)    -  Form of Pledge Agreement.

**4(af)    -  Form of Remarketing Agreement.

**4(ag)    -  Trust Agreement and Certificate of Trust of FPL Group Capital
              Trust I.

**4(ah)    -  Trust Agreement and Certificate of Trust of FPL Group Capital
              Trust II.

**4(ai)    -  Form of Amended and Restated Trust Agreement.

**4(aj)    -  Form of Subordinated Indenture (For Unsecured Subordinated
              Debentures relating to Trust Securities) of FPL Group Capital.

**4(ak)    -  Form of Officer's Certificate relating to the Junior
              Subordinated Debentures, including form of Junior Subordinated
              Debentures.

**4(al)    -  Form of Preferred Trust Securities Guarantee Agreement, relating to the Preferred Trust Securities.

**4(am)    -  Form of Agreement as to Expenses and Liabilities relating to the
              Trust is contained in Exhibit D of Exhibit 4(ai) hereto.

**4(an)    -  Form of Preferred Trust Securities is contained in Exhibit C of
              Exhibit 4(ai) hereto.

**4(ao)    -  Officer's Certificate of FPL Group Capital, dated April 11, 2003, creating the 3 1/4% Debentures, Series due April 11, 2006.

**4(ap)    -  Officer's Certificate of FPL Group Capital, dated September 30,
              2003, creating the Floating Rate Debentures, Series due March 30,
              2005.

**4(aq)    -  Officer's Certificate of FPL Group Capital, dated September 30,
              2003, creating the 1 7/8% Debentures, Series due March 30, 2005.

**4(ar)    -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated January 20, 2004 (filed as Exhibit 3(i)j to
              Form 10-K for the year ended December 31, 2003, File No. 1-3545).

**4(as)    -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated January 20, 2004 (filed as Exhibit 3(i)k to
              Form 10-K for the year ended December 31, 2003, File No. 1-3545).

*4(at)     -  Amended and Restated Trust Agreement relating to FPL Group Capital
              Trust I, dated as of March 15, 2004.

*4(au)     -  Indenture (For Unsecured Subordinated Debt Securities relating to
              Trust Securities) of FPL Group Capital, dated as of March 1,
              2004.

*4(av)     -  Officer's Certificate of FPL Group Capital, dated March 15, 2004, creating the 5 7/8% Junior Subordinated Debentures, Series due
              March 15, 2044.

*4(aw)     -  Preferred Trust Securities Guarantee Agreement between FPL Group
              (as Guarantor) and The Bank of New York (as Guarantee Trustee), dated as of March 15, 2004.

*4(ax)     -  Agreement as to Expenses and Liabilities of FPL Group Capital
              Trust I, dated as of March 15, 2004.

**5(a)     -  Opinion and Consent, dated March 18, 2003, of Steel Hector &
              Davis LLP, counsel to FPL Group, FPL Group Capital, FPL Group
              Capital Trust I and FPL Group Capital Trust II.

**5(a).1.  -  Opinion and Consent, dated April 11, 2003, of Steel Hector &
              Davis LLP, counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of 3 1/4% Debentures, Series due April 11, 2006, and the related guarantee of FPL Group.

**5(a).2.  -  Opinion and Consent, dated September 30, 2003, of Steel Hector &
              Davis LLP, counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of Floating Rate Debentures, Series due March 30, 2005 and 1 7/8% Debentures, Series due March 30, 2005, and the related guarantee of FPL Group.

*5(a).3.   -  Opinion and Consent, dated March 15, 2004, of Steel Hector &
              Davis LLP, counsel to FPL Group, FPL Group Capital and FPL Group
              Capital Trust I with respect to the issuance by FPL Group Capital
              Trust I of 5 7/8% Preferred Trust Securities.

**5(b)     -  Opinion and Consent, dated March 18, 2003, of Thelen Reid &
              Priest LLP, co-counsel to FPL Group, FPL Group Capital, FPL Group
              Capital Trust I and FPL Group Capital Trust II.

**5(b).1.  -  Opinion and Consent, dated April 11, 2003, of Thelen Reid &
              Priest LLP, co-counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of 3 1/4% Debentures, Series due April 11, 2006, and the related guarantee of FPL Group.

**5(b).2.  -  Opinion and Consent, dated September 30, 2003, of Thelen Reid &
              Priest LLP, co-counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of Floating Rate

              Debentures, Series due March 30, 2005 and 1 7/8% Debentures, Series due March 30, 2005, and the related guarantee of FPL Group.

*5(b).3    -  Opinion and Consent, dated March 15, 2004, of Thelen Reid &
              Priest LLP, co-counsel to FPL Group, FPL Group Capital and FPL
              Group Capital Trust I with respect to the issuance by FPL Group
              Capital Trust I of 5 7/8% Preferred Trust Securities.

**5(c)     -  Opinion and Consent of Reed Smith LLP, special Delaware counsel to
              FPL Group, FPL Group Capital and FPL Group Capital Trust I.

*5(c).1    -  Opinion and Consent of Morris, James, Hitchens & Williams LLP,
              special Delaware counsel to FPL Group, FPL Group Capital and FPL
              Group Capital Trust I with respect to the issuance by FPL Group
              Capital Trust I of 5 7/8% Preferred Trust Securities.

**5(d)     -  Opinion and Consent of Reed Smith LLP, special Delaware counsel to
              FPL Group, FPL Group Capital and FPL Group Capital Trust II.

**12       -  Computation of Ratio of Earnings to Fixed Charges and Ratio of
              Earnings to Fixed Charges Plus Preferred Dividends (filed as
              Exhibit 12 to Form 8-K dated March 12, 2004, File No. 1-8841).

**23(a)    -  Independent Auditors' Consent of Deloitte & Touche LLP.

**23(b)    -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a)).

**23(b).1. -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).1.).

**23(b).2. -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).2.).

*23(b).3.  -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).3.).

**23(c)    -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).

**23(c).1. -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).1.).

**23(c).2. -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).2.).

*23(c).3.  -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).3.).

**23(d)    -  Consent of Reed Smith LLP (included in opinion, attached hereto as
              Exhibit 5(c)).

*23(d).1   -  Consent of Morris, James, Hitchens & Williams LLP (included in opinion, attached hereto as Exhibit 5(c).1.).

**23(e)    -  Consent of Reed Smith LLP (included in opinion, attached hereto as
              Exhibit 5(d)).

**24       -  Powers of Attorney.

**25(a)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Guarantee Trustee with respect to Debt Securities Guarantee.

**25(b)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Indenture Trustee.

**25(c)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              purchase contract agent.

**25(d)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Subordinated Indenture Trustee.

**25(e)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Property Trustee, with respect to the Amended and Restated Trust
              Agreement of FPL Group Capital Trust I.

**25(f)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Property Trustee, with respect to the Amended and Restated Trust
              Agreement of FPL Group Capital Trust II.

**25(g)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Preferred Trust Securities Guarantee Trustee, with respect to the
              Preferred Trust Securities Guarantee Agreement of FPL Group
              Capital Trust I.

**25(h)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Preferred Trust Securities Guarantee Trustee, with respect to the
              Preferred Trust Securities Guarantee Agreement of FPL Group
              Capital Trust II.

*Filed herewith.

**Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, FPL Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 19th day of March, 2004.

                                     FPL GROUP, INC.


                                     By:    /s/ Lewis Hay III*
                                        ---------------------------------------
                                        Lewis Hay III
                                        Chairman of the Board, President, Chief
                                        Executive Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                           Title                                Date
---------                                           -----                                ----

 /s/ Lewis Hay III*                                 Chairman of the Board, President,    March 19, 2004
--------------------------------------------        Chief Executive Officer and
Lewis Hay III                                       Director (Principal Executive
                                                    Officer)


 /s/ Moray P. Dewhurst*                             Vice President, Finance and Chief    March 19, 2004
--------------------------------------------        Financial Officer (Principal
Moray P. Dewhurst                                   Financial Officer)


 /s/ K. Michael Davis*                              Controller and Chief Accounting      March 19, 2004
--------------------------------------------        Officer (Principal Accounting
K. Michael Davis                                    Officer)


 /s/ H. Jesse Arnelle*                              Director                             March 19, 2004
--------------------------------------------
H. Jesse Arnelle


 /s/ Sherry S. Barrat*                              Director                             March 19, 2004
--------------------------------------------
Sherry S. Barrat


--------------------------------------------        Director
Robert M. Beall, II


 /s/ J. Hyatt Brown*                                Director                             March 19, 2004
--------------------------------------------
J. Hyatt Brown


                                      II-7


Signature                                           Title                                Date
---------                                           -----                                ----


--------------------------------------------        Director
James L. Camaren


 /s/ Willard D. Dover*                              Director                             March 19, 2004
--------------------------------------------
Willard D. Dover


                                                    Director
--------------------------------------------
Alexander W. Dreyfoos Jr.


 /s/ Frederic V. Malek*                             Director                             March 19, 2004
--------------------------------------------
Frederic V. Malek


--------------------------------------------        Director
Michael H. Thaman


 /s/ Paul R. Tregurtha*                             Director                             March 19, 2004
--------------------------------------------
Paul R. Tregurtha


 /s/ Frank G. Zarb*                                 Director                             March 19, 2004
--------------------------------------------
Frank G. Zarb


*By:/s/ Dennis P. Coyle
    ----------------------------------------
        Dennis P. Coyle, Attorney-in-Fact


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Inc certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 19th day of March, 2004.

                                     FPL GROUP CAPITAL INC


                                     By: /s/ Lewis Hay III*
                                        ---------------------------------------
                                        Lewis Hay III
                                        President, Chief Executive Officer
                                        and Director



         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                             Title                                  Date
---------                                             -----                                  ----

 /s/ Lewis Hay III*                                   President, Chief Executive Officer     March 19, 2004
--------------------------------------------          and Director (Principal Executive
Lewis Hay III                                         Officer)


 /s/ Moray P. Dewhurst*                               Senior Vice President, Finance,        March 19, 2004
--------------------------------------------          Chief Financial Officer and Director
Moray P. Dewhurst                                     (Principal Financial Officer)


 /s/ K. Michael Davis*                                Controller and Chief Accounting        March 19, 2004
--------------------------------------------          Officer (Principal Accounting
K. Michael Davis                                      Officer)


 /s/ Paul I. Cutler*                                  Director                               March 19, 2004
--------------------------------------------
Paul I. Cutler


*By:/s/ Dennis P. Coyle
    ----------------------------------------
        Dennis P. Coyle, Attorney-in-Fact


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 19th day of March, 2004.


                                         FPL GROUP CAPITAL TRUST I


                                         By:   /s/ Paul I. Cutler
                                            ------------------------------------
                                            Name:  Paul I. Cutler
                                            Title: Administrative Trustee

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 19th day of March, 2004.


                                         FPL GROUP CAPITAL TRUST II


                                         By:   /s/ Paul I. Cutler
                                            ------------------------------------
                                            Name:  Paul I. Cutler
                                            Title: Administrative Trustee

                                  EXHIBIT INDEX

4(at)      -  Amended and Restated Trust Agreement relating to FPL Group Capital
              Trust I, dated as of March 15, 2004.

4(au)      -  Indenture (For Unsecured Subordinated Debt Securities relating to
              Trust Securities) of FPL Group Capital, dated as of March 1,
              2004.

4(av)      -  Officer's Certificate of FPL Group Capital, dated March 15, 2004, creating the 5 7/8% Junior Subordinated Debentures, Series due
              March 15, 2044.

4(aw)      -  Preferred Trust Securities Guarantee Agreement between FPL Group
              (as Guarantor) and The Bank of New York (as Guarantee Trustee), dated as of March 15, 2004.

4(ax)      -  Agreement as to Expenses and Liabilities of FPL Group Capital
              Trust I, dated as of March 15, 2004.

5(a).3.    -  Opinion and Consent, dated March 15, 2004, of Steel Hector &
              Davis LLP, counsel to FPL Group, FPL Group Capital and FPL Group
              Capital Trust I with respect to the issuance by FPL Group Capital
              Trust I of 5 7/8% Preferred Trust Securities.

5(b).3     -  Opinion and Consent, dated March 15, 2004, of Thelen Reid &
              Priest LLP, co-counsel to FPL Group, FPL Group Capital and FPL
              Group Capital Trust I with respect to the issuance by FPL Group
              Capital Trust I of 5 7/8% Preferred Trust Securities.

5(c).1     -  Opinion and Consent of Morris, James, Hitchens & Williams LLP,
              special Delaware counsel to FPL Group, FPL Group Capital and FPL
              Group Capital Trust I with respect to the issuance by FPL Group
              Capital Trust I of 5 7/8% Preferred Trust Securities.

23(b).3.   -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).3.).

23(c).3.   -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).3.).

23(d).1    -  Consent of Morris, James, Hitchens & Williams LLP (included in opinion, attached hereto as Exhibit 5(c).1.).